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                                                                   EXHIBIT 10.33

                          PROCESSING SERVICES AGREEMENT

     PROCESSING SERVICES AGREEMENT (the "Agreement") made and effective as of December 16, 1997 by and between Amgen Inc. ("Amgen"), Amgen Center, 1840 DeHavilland Drive, Thousand Oaks, California 91320-1789 and Parke-Davis Division of Warner-Lambert Company ("PD"), 870 Parkedale Road, Rochester, Michigan 48307.

                                  WITNESSETH:

     WHEREAS, Amgen is engaged in the development and commercialization of pharmaceutical products.

     WHEREAS, PD possesses suitable facilities to formulate, sterile filter, aseptically fill, lyophilize, label and package pharmaceutical products according to the Amgen specifications set forth herein and in accordance with the terms of this Agreement.

     WHEREAS, Amgen and PD now desire to contract for the Processing (as hereinafter defined) by PD of certain quantities of Amgen products on the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants which are recited herein, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 "ACTUAL YIELD" shall mean the actual number of Vials in compliance with all Specifications resulting from the Processing of a given quantity of Product.

1.2  "BATCH" shall mean a single lot of Product.


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1.3      "CONFIDENTIAL INFORMATION" shall mean all confidential information disclosed by one party to this Agreement to the other party at any time prior to or during the term of this Agreement which disclosure is pursuant to or in furtherance of this Agreement, except that which the party receiving such Proprietary Information can establish by competent evidence:

         (i)      was known to the receiving party at the time of disclosure; or

         (ii) was generally available to the public or was otherwise part of the public domain at the time of disclosure; or

         (iii) became generally available to the public or became otherwise part of the public domain after disclosure and other than through any act or omission of the receiving party, its agents or employees, in breach of this Agreement; or

         (iv) was independently developed by the receiving party without the aid, application or use of the Proprietary Information disclosed; or

         (v) became known to the receiving party after disclosure from a source who had the lawful right to disclose such information, other than the disclosing party, and other than from a third party who had an obligation to the disclosing party not to disclose such information to others.

         (vi) legal counsel to the receding party has determined is required by law to be disclosed, provided however, prior to disclosure by the receiving party the receiving party shall notify the disclosing party and provide the disclosing party with the opportunity to seek an appropriate protective order.

1.4 "EXPECTED YIELD" shall mean (i) with respect to formulated bulk Product the quantity of finished Vials that can reasonably be achieved in PD's judgment from the Processing of a Batch in accordance with the Specifications in light of fluid losses due to filtration, overfills, etc. and vial losses due to container or product defects and (ii) with respect to unformulated bulk Product shall be as agreed by the parties and shall be based on PD's specific experiences at the Facility with Product


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         and PD's experience with other products of similar fill and product characteristics. This yield is to be acceptable to both parties.

1.5 "FACILITY" shall mean Parke-Davis' facility located at 870 Parkedale Rd., Rochester, Michigan 48307.

1.6 "FINISHED PRODUCT" shall mean Product Processed in accordance with the Specifications.

1.7 "MATERIALS" shall mean bulk Product (formulated and/or unformulated) and Processing Materials.

1.8 "ORTHO BIOTECH" shall mean Ortho Biotech Division of Ortho Pharmaceutical Corporation.

1.9 "PROCESSING MATERIALS" shall mean filling and/or packaging components as are reasonably necessary for utilization in the Processing, including, without limitation, vials, filters, seals, stoppers, silicone and silicone tubing, labels, unit cartons, shelf cartons, packaging inserts and plastic trays.

1.10 "PROCESS" shall mean with respect to any Product, receive, store, filter, formulate, sterile filter, aseptically fill, lyophilize (if applicable), inspect, label, package and ship Product according to the Specifications. "Processing" and "Processed" shall have comparable meanings.

1.11 "PROCESSING FEE" SHALL mean the fee for Processing calculated as set forth in Exhibit B and payable as set forth in Section 2.8.

1.12 "PRODUCT" shall mean EPOGEN(R) (epoetin alfa), NEUPOGEN(R) (filgrastim), STEMGEN(R) (ancestim), BDNF, GDNF, NT-3, KGF, Leptin and any other biological or chemical product intended for human pharmaceutical use provided by Amgen to PD for Processing.

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1.13     "RESERVATION FEE" shall mean the annual reservation fee as set forth in
         Section 2.8.

1.14 "REWORK" shall mean with respect to any Batch of Product which following Processing fails to meet Specifications, the recovery, sterile filtration and filling of such Product into Finished Product. Rework methodology shall be prepared by Amgen and be subject to approval by PD Quality Assurance. Reworked Product will be processed in accordance with the requirements of Section 2.3 and the Specifications.

1.15 "SPECIFICATIONS" shall mean the procedures, test results, requirements, standards and other data and shall include the services set forth herein and made part hereof as Exhibit A, as such Exhibit may be revised from time to time upon mutual agreement of the parties.

1.16 "THEORETICAL YIELD" shall mean that quantity of vials that is achievable by dividing the amount of Product supplied by Amgen by the target fill weight or volume agreed upon by the parties.

1.17     "Vial" shall mean single chamber vials of between two (2) and twenty
         (20) milliliter volumes.

                                   ARTICLE II
                SUPPLY AND PROCESSING OF MATERIALS AND WARRANTIES


2.0      AMGEN AUTHORIZED REPRESENTATIVES.
         (a) Exhibit C lists the Amgen representatives authorized to act on Amgen's behalf during interactions with Parke-Davis pursuant to this Agreement.

         (b) The Amgen Contract Manufacturing representatives set forth on Exhibit C are the sole authorized Amgen representatives for


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         delivering Processing requests, production information and scheduling information ("Production Information").

         (c) Production Information which does not originate from an Amgen Contract Manufacturing representative are for information only and non-binding. All such production information must be confirmed with an Amgen Contract Manufacturing representative.

         (d) PD will deliver all invoices hereunder to an Amgen Contract Manufacturing representative for approval.

         (e) Amgen Contract Manufacturing may modify Exhibit C from time to time.

2.1      PRODUCT FORECAST ESTIMATES.
         (a) Forecast Estimates. Exhibit D, attached hereto and incorporated herein, sets forth a good faith estimate of Amgen's requirements for Processing of commercial and clinical Batches for the calendar year 1998. No less than thirty (30) days before January 1, 1998 and by the tenth (l0th) of each month thereafter, Amgen will be required to provide PD with a written rolling six (6) month estimate of Amgen's requirements for Processing for commercial and clinical Batches. With respect to commercial Batches, the first two (2) months of this rolling schedule will be binding upon Amgen plus or minus twenty-five percent (+/- 25%) such that if Amgen fails to order the quantities specified, it shall be obligated to pay PD the difference between seventy-five percent (75%) of the number of Batches set forth in the estimate and the number of Batches actually Processed. The first two (2) months of this rolling schedule will be also be binding upon PD plus twenty-five percent (+ 25%) and PD commits to make the Facility and appropriate PD personnel available in order to comply with the estimate.

         (b) Guarantee. Notwithstanding anything stated in this Agreement to the contrary, in the event circumstances arise in which Amgen's ability to finish and fill Product (clinical or commercial) at its own


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         facilities is materially impaired as determined in good faith by Amgen,
         PD agrees to guarantee Amgen up to four (4) days (wherein one (1) day consists of twenty-four (24) consecutive hours) of Processing per one
         (1) week period on PD's Filling Line 6 or other such Filling Line (including a Lyophilization Unit as required) mutually agreed to by the parties, upon fifteen (15) days advance written notice from any authorized representative of Amgen.

2.2 PROCESSING SCHEDULE. PD will provide Amgen with a proposed Processing schedule for (i) commercial Batches for the first two (2) months of Amgen's rolling six (6) month estimate within ten (10) days of receipt of the estimate and (ii) for clinical Batches for those Batches with respect to which Amgen shall have submitted a Purchase Order as set forth in Section 2.2 below within three (3) days of receipt of the Purchase Order. The parties shall promptly finalize the Processing schedules. PD agrees to exercise its best efforts to meet the Processing schedule set forth below.

         (a) PD will ship test samples of quantities of Finished Product specified by Amgen to Amgen within three (3) working days after the completion of fill or lyophilization.

         (b) PD will inspect Vials of Finished Product within five (5) calendar days after the completion of fill or lyophilization for all Batches.

         (c) PD Quality Assurance will send by overnight mail, telecopy or facsimile, Batch disposition to Amgen within twenty-eight (28) calendar days of completion of fill or lyophilization.

         (d) PD will have Finished Product available for shipment to Amgen within fourteen (14) calendar days following fill or lyophilization. Except to the extent set forth in Section 2.1, PD shall not be required to give preference to Processing Materials over processing of other products at the Facility. PD shall Process as close to the schedule (established pursuant to this Section 2.2) as possible, but, in no event shall PD commence Processing of liquid vial fills later than fourteen


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         (14) days beyond the schedule for commencement of Processing. In the event that PD Processes liquid vial fills later than the fourteen (14) days beyond such scheduled completion date of Processing, for reasons other than sterility or force majeure, in which case PD shall have no liability for any such delay or failure to process as scheduled, PD's sole liability shall be to reduce the applicable Processing Fee (as hereinafter defined) by fifty percent (50%) except that repeated failure to Process on schedule, for reasons other than sterility or force majeure, will constitute the basis for termination of this Agreement by Amgen, repeated failure being defined as during any successive two (2) month period the failure to Process fifty percent (50%) or more of Products as scheduled.

2.3 PURCHASE ORDERS. Amgen shall place purchase orders, upon the terms mutually agreed upon, with PD at least fourteen (14) days prior to the time scheduled for Processing and PD shall promptly accept such orders in writing. The terms of this Agreement shall govern any such Purchase Order and in the event a Purchase Order shall include terms beyond Product, quantity and date for Processing, none of such other terms will be enforceable. PD shall use its best efforts to accommodate Amgen's scheduling requirements taking into due account its own scheduling requirements. PD will use its best efforts to accommodate Amgen's request to amend a purchase order to increase or decrease the number of Batches to be Processed, provided that if Amgen requests reduced production less than fifteen (15) days prior to the Processing date, then PD shall not be obliged to comply unless it can reasonably schedule replacement production with product which had not already been scheduled for production. If PD is not able to comply, Amgen shall be obligated to pay PD one-half (1/2) of the Processing Fee(s) which would otherwise be payable for scheduled Processing which is not undertaken as scheduled.

2.4      MATERIALS.
         (a) Supply. Amgen shall (i) deliver bulk Product intended for Processing to the Facility at least seven (7) days in advance of scheduled Processing and (ii) supply approved label text for Amgen


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         Product in accordance with the Processing schedule. PD shall provide all Processing Materials unless otherwise agreed by the parties. Bulk Product delivered to PD shall have at least fourteen (14) days of shelf life remaining at 9:00 a.m. on the date such Product is scheduled for Processing.

         (b) Warranty. Amgen warrants that the Product and any Materials approved and provided by Amgen shall meet the applicable Product and Material specifications and shall have been produced in compliance with applicable federal, state and local laws and regulations including, without limitation, the Good Manufacturing Practices Regulations of the United States Food and Drug Administration in effect at the time of Processing ("GMPs").

         (c) Conditional Release. Notwithstanding subsection (b) above, Amgen may ship Materials under conditional release. If Amgen ships Materials to PD under conditional release, PD shall Process said Materials at Amgen's written request. PD shall have no liability for such Materials (other than to store such Materials in a reasonable manner) until PD has received written notice from Amgen that such Materials comply with all applicable quality standards or specifications. In the event such notice is not received by PD within (i) twenty-eight (28) days of receipt by PD of commercial Materials or (ii) ninety (90) days of receipt by PD of clinical Materials or if Amgen notifies PD that the Materials (commercial or clinical) fail to comply with such standards and specifications, PD shall return such Materials to Amgen at Amgen's cost. In no event will Amgen deliver to PD materials under conditional release which may cause damage to the Facility.

2.5      PROCESSING.
         (a) Specifications and Applicable Law. PD warrants that Processing shall be performed in accordance with the Specifications and applicable federal, state and local laws and regulations, including without limitation, the GMPs and in the case of clinical/research Materials any labeling shall include any required cross-references to


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         PD's internal production control system. Before, during and after each
         Processing, PD shall, with respect to such Processing, obtain samples, monitor the Processing and Processing environment and keep such records as all of the foregoing are required by the Specifications and/or Batch card. PD hereby disclaims any express or implied warranties whatsoever not expressly set forth in this Agreement with respect to Processing or performing any other obligations pursuant to this Agreement. The parties agree that the only remedies of Amgen at law or equity with respect to damages or losses arising from failure of PD to Process Batches in accordance with Specifications or as otherwise arising out of this Agreement shall be as set forth in Sections 2.4, 2.4, 2.7 and article V of this Agreement.

         (b) Yields. A Theoretical Yield will be calculated and an Expected Yield will be estimated for each Batch and shall be provided to Amgen prior to Processing of the applicable Batch. If Amgen does not agree with the PD estimated Expected Yield, the parties shall in good faith agree, upon a third party to review the data in which PD determined the Expected Yield and to review PD records and other relevant data developed by both parties relating thereto. The findings of such third party shall be binding on both parties. In the event that the Actual Yield of any commercial Batch is less than ninety-five percent (95%) of the Expected Yield, Amgen shall be entitled to an investigation of the reason(s) for the reduced yield of the commercial Batch and, Amgen shall be entitled to an equitable reduction in the Processing Fee credited towards the Reservation Fee, if appropriate.

         (c) Improvements. Upon the written request of Amgen, PD under the assistance and direction of Amgen personnel as required, shall implement any request made by Amgen for the purpose of increasing the efficiency of Processing ("Improvements") if the requested Improvements are reasonable and will not adversely affect other operations of PD. Improvements shall apply but not be limited, to any equipment operational qualifications, performance qualifications and process validations. Expenditures made by PD hereunder shall be


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         billed directly to Amgen and shall be payable within thirty (30) days of date of invoice from PD.

2.6      STORAGE, HANDLING, SHIPMENT.
         (a) Storage. PD shall store and handle Materials and Finished Product as required by the Specifications. In addition, PD shall take such actions as are reasonably necessary to protect Materials from damage and deterioration.

         (b) Shipment. Upon PD quality assurance written release of a Processed Batch, PD shall promptly ship Finished Product to Amgen or, at Amgen's discretion, warehouse Finished Product for a maximum of sixty (60) days at no cost, and thereafter at charges to be mutually agreed upon, to the extent warehousing space is available. Furthermore under normal circumstances, PD shall provide Amgen with properly completed Batch records, prepared in conformance with the Specifications, within five
         (5) days following PD's quality control written release of such Batch but, in no event more than four (4) weeks from the date the Processing run is completed (i.e., the date the filling or lyophilization is completed). Amgen shall promptly accept tender of delivery of Finished Product, either through Amgen employees or authorized shipping agents.

         (b) Risk of Loss. Amgen shall retain title to and risk of loss of Materials supplied by it and shall be responsible for any losses to such Materials and Finished Product, except for losses directly attributable to the sole and gross negligence or intentional malfeasance of PD or its agents or employees and except as expressly set forth in the other terms of this Agreement.

         (c) Shipment to Ortho Biotech. Amgen hereby authorized PD to package and deliver to Ortho Biotech (pursuant to the Agreement between PD and Ortho Biotech) such Batches of EPOGEN(R), or portions thereof, as shall be designated orally or in writing by Amgen. Amgen shall retain title, risk of loss and be responsible for any losses relating thereto until such time as labeling is complete on such


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         Batches and the FDA releases and Amgen approves the vialed EPOGEN(R)
         designated for Ortho Biotech. Amgen will notify PD of any event or change in circumstance resulting in the withdrawal by the FDA of Ortho Biotech's ability to receive and distribute EPOGEN(R).

2.7      BATCH TESTING: REJECTION.
         (a) Testing. Within sixty (60) days following Amgen's receipt of PD Quality Assurance written approval of a Batch, Amgen shall complete testing of such Batch in accordance with the test procedures set forth in the Specifications.

         (b) Rejection. Amgen may reject any Batch of Finished Product failing to meet any of the Specifications by giving written notice of rejection to PD within sixty-seven (67) days, following receipt by Amgen of PD Quality Assurance written approval of such Batch and the applicable Batch Records. Any claim by Amgen submitted to PD pursuant to this
         Section 2.7 shall be accompanied by a report of analysis (including a product sample from the Batch analyzed), and shall be handled as set forth below. Amgen's failure to reject Finished Product in the manner set forth above shall constitute acceptance thereof except to the extent that any defect in the Batch, which defect substantially impairs the value of the Batch to Amgen and which would have otherwise permitted Amgen to reject such Batch pursuant to this Section, was not discovered by Amgen after exercising due diligence and using customary testing procedures accepted in the industry and provided that Amgen notifies PD of any such defect within a reasonable time after Amgen discovers or should have discovered the defect and before any substantial change in the condition of the Batch which is not caused by such defect.

         (c) Credits. Should Amgen reject any Batch pursuant to this Section and PD shall agree that such rejection was justified, PD shall promptly credit Amgen's account for the Processing Fee paid pursuant to Section
         2.8 and for the cost of Materials, (other than Product used in such Batch), or at Amgen's option, Rework the Batch, at no additional cost to Amgen, on a priority basis, as mutually agreed to by both

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         parties. Should Amgen reject any Batch pursuant to this Section and should PD, after good faith negotiation, fail to agree that such rejection was justified, the parties shall mutually agree, such agreement not to be unreasonably withheld, upon a third party to test samples of such Batch and to review records and test data and other relevant information developed by both parties relating thereto to ascertain liability for the breach. The findings of such third party shall be binding on both parties. If Amgen is found liable, Amgen shall pay the costs of such tests and shall be deemed to have accepted the affected Batch. If PD is found liable, PD shall pay the costs of such tests and shall promptly credit Amgen's account for the Processing Fee paid pursuant to Section 2.8 and for the cost of Materials (other than Product) used in such Batch, or at Amgen's option, Rework the Batch, at no additional cost to Amgen, on a priority basis, as mutually agreed to by both parties. Notwithstanding anything to the contrary stated in this Section, if Amgen and PD are found to be comparatively at fault, each shall pay the costs of such tests and for the cost of Materials (other than Product) used in such Batch according to the percentage of the respective Party's fault.

2.8      PROCESSING FEE AND RESERVATION FEE.
         (a) Processing Fees. Amgen shall pay to PD Processing Fees at the rates set forth in Exhibit B for each Batch of Product Processed. Within thirty (30) days after the completion of Processing for a Batch, PD will provide to Amgen an invoice setting forth the Processing Fees for the Batch. Processing for a Batch will be considered complete for invoicing purposes when the Batch card has been delivered to Amgen.

         (b) Guaranteed Minimum. In consideration of PD's commitment to reserve for Amgen sufficient Facility capacity to conduct Processing for Amgen as set forth in the six (6) month rolling forecast delivered by Amgen to PD in accordance with Section 2.1, Amgen will guarantee to pay PD a minimum of eight million dollars ($8,000,000) in for Product Processing hereunder in 1998.


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         (c) Payments. In the event Amgen does not incur Processing Fees hereunder equal to or greater than the Guaranteed Minimum Payment, any shortfall between the actual Processing Fees for the year and the Guaranteed Minimum Payment will be payable at year end thirty (30) days following Amgen's receipt of PD's invoice for all Processing Fees payable for the year.

2.9      ADDITIONAL COSTS.
         (a) Media Fill. In the event that PD's standard media fill, as set forth in Exhibit A, Number 16, does not fulfill Amgen's requirements or in the event a media fill of greater than 10,000 Vials per quarter is required, then Amgen shall be obligated to pay for such media fill at a rate that does not exceed fifty percent (50%) of the filling and labeling fee per unit in effect at that time.

         (b) Processing Materials. Amgen shall pay for PD's actual costs of all Processing Materials provided by PD for Product Processing thirty (30) days of date of invoice from PD.

2.10 INVOICES. All invoices for Processing Services, Processing Materials or any other costs accruing hereunder shall be delivered to an Amgen Authorized Representative.

2.11 RECORDS. The parties shall maintain all records and accounts pertaining to the Processing services performed for a period of at least two (2) years after final payment. Either Party shall have the right to audit, copy and inspect said records and accounts at all reasonable times during the course of the services and for the above two (2) year period for the purpose of verifying costs incurred and Processing Fees credited towards the Reservation Fee.

2.12 FACILITIES. PD will provide secure basic office facilities at PD's Facility including but not limited to, a desk, computer, telephone and facsimile access, for use by Amgen personnel.


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2.13     PD PERSONNEL. PD shall provide such training of its appropriate personnel as may be required to Process Batches in a professional manner, consistent with the Specifications.

                                   ARTICLE III

                                INDEMNIFICATION


3.1      INDEMNIFICATION BY AMGEN.

         (a) Amgen agrees to indemnify, defend and hold harmless Warner-Lambert Company, its divisions and affiliates and their officers, directors, agents and employees, from and against all costs, claims, suits, expenses (including attorneys' fees) and damages arising out of or resulting from the use, sale and/or distribution of any Finished Product unless such costs, claims, suits, expenses or damages result from the gross negligence or willful misconduct of PD. Amgen agrees that in the event of a personal injury of an Amgen employee in the course of his/her employment, Amgen will waive and/or cause its insurance carrier to waive its rights of subrogation to recover Workmen's Compensation payments made to such employee, if due to Amgen negligence.

         (b) Amgen will defend at its expense any claim brought against Wamer-Lambert Company, its divisions, affiliates and their officers, directors, agents and employees to the extent, based on a claim, that any Product Amgen produces and delivers to PD for Processing infringes a United States patent or that PD's Processing of such Product is an infringing use by PD under such United States patent(s). Amgen will indemnify the above entitles and persons for any expenses incurred and directly attributable to any such claim, but only on condition that:

                  (i) Amgen is promptly notified in writing of any such claim;

                  (ii)     Amgen shall have sole control of the defense: and


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                  (iii)    PD gives Amgen reasonable information and assistance
                           for such defense at Amgen's cost.

                  The foregoing states the entire liability of Amgen concerning infringement with respect to a Product.

         (c) Amgen will indemnify, hold harmless and defend Warner Lambert Company, its divisions, affiliates and their officers, directors, agents and employees from and against any claim, demand, action or proceeding which may be brought or asserted against such persons or entitles to the extent such claim is based on or arises out of or relates to the sale of EPOGEN(R) by Amgen to Ortho Biotech.

3.2 LIMITATION OF LIABILITY. Neither Party shall be liable to the other for indirect, incidental or consequential damages arising out of any terms or conditions in this agreement or with respect to the performance thereto. Except as otherwise specifically set forth herein, PD shall in no event be liable for any costs, expenses, damages, liability of any kind aggregating more than $200,000 in any one contract year resulting from or arising out of the services performed hereunder (excluding Processing Fees for Batches rejected by Amgen pursuant to Section 2.7) unless there was gross negligence or intentional misconduct by a PD employee in which case PD's liability will not exceed $500,000 per occurrence. In the event costs, expenses, damages, liability of any kind resulting from or arising out of the services performed hereunder exceed the amounts set forth above, Amgen shall, upon written notice to PD be entitled to terminate this Agreement.


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                                   ARTICLE IV
                            CONFIDENTIAL INFORMATION


4.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Except to the extent expressly authorized by this Agreement, during the term of this Agreement and for five (5) years after the expiration or termination of this Agreement, neither Party shall:

     (a) disclose, publish or make available any Confidential Information disclosed to it by the other to any third party, including employees who do not need to know or have access to such Propriety Information;

     (b) sell, transfer or otherwise use or exploit any such Confidential Information.

4.2 ANNOUNCEMENTS. During the term of this Agreement, neither party shall make any press release or other disclosure of the terms of this Agreement without the prior written consent of the other party, except as required by a court of competent jurisdiction or pursuant to the disclosure requirements of federal or state regulatory agencies including the Securities and Exchange Commission.



                                   ARTICLE V
                               TERM: TERMINATION


5.1 TERM. The initial term of the Agreement shall start on January 1, 1998 and shall expire on December 31, 1998. Upon written notice to PD no less than six (6) months prior to December 31, 1998, Amgen shall have the option to extend this Agreement for an additional one (1) year on the terms and conditions set forth herein and, in such case, this Agreement will terminate on December 31, 1999.


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5.2  TERMINATION.

(a) Amgen. Amgen may terminate this Agreement immediately upon giving notice to PD if (i) PD fails to provide Processing in accordance with Section 2.1 or (ii) Amgen property rejects, pursuant to Section 2.7, two
(2) consecutive Batches or four (4) Batches within two (2) months for other than force majeure causes. To be effective, Amgen shall provide notice of termination within seventy-five (75) days after (i) the end of the quarter in which PD has failed to provide Processing in accordance with Section 2.1 or (ii) the date of notice of rejection of the Batch which gives rise to the right of termination. Upon the termination of this Agreement by Amgen pursuant to this subsection (a), PD shall within thirty (30) days refund to Amgen any portions of the Reservation Fee which have not been applied to Processing services hereunder prior to the date of termination.

(b)  Either Party. Either party may terminate this Agreement upon giving sixty
(60) days prior notice to the other if the other party commits or permits a material breach of any of the terms of this Agreement and if such breaching party does not remedy such breach within the sixty (60) days following receipt of notice from the nonbreaching party. Upon the termination of this Agreement by Amgen pursuant to this subsection (b), PD shall within thirty (30) days refund to Amgen any portions of the Reservation Fee which have not been applied to Processing services hereunder prior to the date of termination. Upon the termination of this Agreement by PD pursuant to this subsection (b), Amgen shall within thirty (30) days pay PD for all Processing services hereunder prior to the date of termination which have not been credited against the Reservation Fee.

(c) Bankruptcy. Either party may terminate this Agreement, effective immediately upon the giving of written notice, if the other party shall file a petition for bankruptcy, or shall be adjudicated as bankrupt, or shall take advantage of the insolvency laws of any state of the United States, or shall make an assignment for the benefit of creditors, or shall have a receiver, whether appointed by private instrument or court officer appointed for its property. Upon the


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


         termination of this Agreement by Amgen pursuant to this subsection (c), PD shall within thirty (30) days refund to Amgen any portions of the Reservation Fee which have not been applied to Processing services hereunder prior to the date of termination. Upon the termination of this Agreement by PD pursuant to this subsection (c), Amgen shall within thirty (30) days pay PD for all Processing services hereunder prior to the date of termination which have not been credited against the Reservation Fee.

5.3 EFFECT OF TERMINATION. The termination of this Agreement shall not operate to relieve PD from its obligation to Process and deliver all Finished Product ordered by Amgen prior to receipt of notice of such termination unless such termination is effected pursuant to Section 5.2
         (b) or (c) or of Amgen's obligation to accept delivery of Finished Product and pay for such Processing, unless such termination is effected as a result of a breach of this Agreement by PD pursuant to
         Section 5.2(b) or (c). In the event of a termination pursuant to this Agreement, PD shall return to Amgen or its designee all equipment and unused Materials and equipment theretofore supplied by or on behalf of Amgen. return shall be at the expense of PD if termination is by Amgen pursuant to Section 5.2 (a), (b) or (c) and, if not, shall be at Amgen's expense.

                                   ARTICLE VI
                                 MISCELLANEOUS

6.1 NO WAIVER. Failure of either party to insist upon strict observance of or compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such observance or compliance with the other terms hereon with respect to subsequent failures in the future.

6.2 NOTICES. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and given by certified or registered mail, postage prepaid and properly addressed, to


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
         the address of the party to be notified as shown below, except as otherwise specified in the other terms of this Agreement.

         If to Amgen:               Amgen Inc.
                                        Amgen Center
                                        1840 DeHavilland Drive
                                        Thousand Oaks, CA 91320-1789
                                        Attn: Dennis Fenton
                                        Sr. Vice President, Operations and
                                        Process Development

         If to PD:                      Parke-Davis Division of Warner-Lambert
                                        Company
                                        870 Parkedale Road
                                        Rochester, Michigan 48307
                                        Attn: Steven Samet
                                        Vice President

         With a Copy To:                Warner-Lambert Company
                                        201 Tabor Road
                                        Morris Plains, New Jersey 07950
                                        Attn: Vice President, General Counsel


         or to such other address as to which either Party may notify the other. Notice shall be effective on the date it is received.

6.3 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.
         Neither party may assign this agreement without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld, provided that PD may assign this Agreement to any purchase of all or substantially all of the assets of the Facility.

6.4 GOVERNING LAW. This Agreement is governed by the laws of the State of Delaware.

6.5 FORCE MAJEURE. Neither party shall be liable to the other for loss or damages, or, except as expressly provided in this Agreement, have any right to terminate this Agreement for any default or delay preventing or materially impairing performance by a party to this Agreement and attributable to any act of God, flood, fire, explosion, breakdown of plant, strike, lockout, earthquake, labor dispute, casualty, accident, war, revolution, civil commotion, act of a public enemy, blockade, embargo injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government, or any other cause beyond the reasonable control of such party. In the event such a default or delay occurs, the party affected shall notify the other party and shall exercise diligent efforts to resume performance of its obligation as soon as possible.

6.6 FURTHER ACTIONS. The parties (but at no out-of-pocket expense to PD) agree to execute, acknowledge and deliver such further instruments and to do all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

6.7 SEVERABILITY. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over either of the parties or this Agreement to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed so as to as nearly approximate the intent of the parties as possible or, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected.

6.8 INDEPENDENT CONTRACTORS. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. All activities by the parties hereunder shall be performed by them as independent contractors. Neither party shall incur any debts or make any commitments for the other party, except to the extent specifically provided herein.

6.9 NONSOLICITATION. During the term of this Agreement including renewals and for one (1) year thereafter, Amgen agrees not to solicit in any manner directly or indirectly the employment of PD employees who work at the Facility excepting those employees who have been terminated or laid off by PD. Similarly, PD agrees during the term of this Agreement including renewals and for one (1) year thereafter, not to solicit directly or indirectly the employment of Amgen employees who have physical contact with the Facility in connection with the performance of this Agreement. The foregoing limitation shall not apply to general solicitations through advertising and similar means not specifically directed to PD or Amgen, as the case may be.

6.10 EXCLUSIVE PROCESSING. PD agrees that it shall not perform Processing of Product for any other party, not a licensee of Amgen, during the term of this Agreement.

6.11 PRECEDENCE. In the event of an inconsistency between the terms of the text of this Agreement and the Specifications or other Exhibits, the terms of this text of this Agreement shall take precedence and control.

6.12 CAPTIONS. The parties agree that the headings in the Agreement are used for the convenience of the parties only and are not intended to be used in the interpretation of this Agreement.

6.13 REFERENCE TO PD. Finished Product shall be marketed without label reference to PD or any of its subsidiaries or affiliates except to the extent required by law in which case any label reference shall be to Warner-Lambert Company as manufacturer only.

6.14 SURVIVAL. The warranties, indemnification and confidentiality obligations expressly set forth herein shall survive the termination or expiration of the term of this Agreement.

6.15 AMENDMENTS. The terms of this Agreement represent the entire agreement of the parties with respect to the subject matter herein and shall not be amended or supplemented except in a written document duly executed by a duly authorized representative of each party. No terms of any purchase order of Amgen issued pursuant to and in accordance with the terms of this Agreement and accepted in writing by PD shall be binding on the parties except for Batch quantities and Batch Processing and delivery dates set forth in such purchase orders.

6.16 CHANGES IN PD PLANT OPERATING PROCEDURES. In the event that PD, during the term of this Agreement, makes changes in its plant operating procedures applicable, in whole or part, to the Facility, which it shall be free to do, PD shall promptly notify Amgen of the nature and effective date of such changes on a quarterly basis, the first month of the following calendar quarter.

6.17 EQUAL EMPLOYMENT/AFFIRMATIVE ACTION. Unless otherwise specifically exempted, this Agreement must be performed in material compliance with all applicable equal employment/affirmative action requirements and all amendments thereto and any applicable federal, state and local regulations, rules and orders issued thereunder including, without limitation, Title VII of the Civil Rights Act of 1964, Executive Order No. 11141, Executive Order No. 11246 as amended by Executive Order 11375, sections (1) and (3) of Executive Order 11625 relating to the promotion of minority business enterprises and the implementing rules and regulations of the General Services Administration, the Americans with Disabilities Act, the Vietnam Veterans Readjustment Assistance Act of 1974, the Fair Labor Standards Act and the Rehabilitation Act of 1973, all of which including the contract clauses required and regulations promulgated thereunder are incorporated herein by reference.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first set forth above.

AMGEN INC.                                        PARKE-DAVIS DIVISION OF
                                                       WARNER-LAMBERT





/s/ Dennis Fonda 12/17/97                         /s/ Carl Wheeldon
------------------------------------              ------------------------------
BY:  Dennis Fonda                                 BY:  Carl Wheeldon
TITLE: Vice President                             TITLE: Vice-President
                                                         Manufacturing


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